Exhibit 10.2

1660 Wynkoop Street, Suite 1000

Denver, Colorado  80202-1132

Phone: (303) 575-6503

Fax: (303) 595-9385

www.royalgold.com

January 1, 2020

Via Hand Delivery

Mr. Tony Jensen

[Address]

[Address]

Dear Tony:

This letter agreement (this “Agreement”) between you and Royal Gold, Inc. (the “Company”) sets forth the terms and conditions of your previously announced decision to retire as the President and Chief Executive Officer of the Company  and to resign as a member of the Board of Directors of the Company.  Except where otherwise specified in this Agreement, effective on the Retirement Date, this Agreement supersedes and terminates the Employment Agreement by and among you and the Company dated as of July 1, 2016, as amended by that First Amendment dated as of December 15, 2017 (the “Employment Agreement”). Please acknowledge your agreement and acceptance of the terms of this Agreement by countersigning and returning a copy of this letter to me.

Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In consideration of the mutual promises contained in this Agreement, you and the Company agree, effective as of the date of this Agreement, as follows:

1.          Retirement Date.

(a)         Your separation from service will be effective at 11:59 PM the day immediately prior to the effective date of the appointment of a new Chief Executive Officer of the Company, which appointment is anticipated to be effective January 2, 2020 (the “Retirement Date”).  Until the Retirement Date, you will continue in employment as a full-time executive of the Company, and, in addition to your duties as Chief Executive Officer, you shall provide such transition assistance to your named successor as may be reasonably requested by the Board of Directors of the Company.  Effective on the Retirement Date, you will resign from your position as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company and any other positions you may have with the Company and all of its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from such positions in accordance with the terms of this Agreement.  The parties agree that your decision to retire is entirely voluntary and will be treated neither as a “Termination by Company without Cause” nor as a “By Executive for Good Reason” termination pursuant to Section 5(a) of the Employment Agreement.  Further, you acknowledge and agree that any transition activities undertaken between now and the

January 1, 2020

Retirement Date will not constitute grounds for you to terminate your employment “By Executive for Good Reason” pursuant to Section 5(a) of the Employment Agreement.  You acknowledge that your receipt of this Agreement constitutes a “Notice of Termination” as that term is used in Section 4(a) of the Employment Agreement, with a “date provided” being the Retirement Date.

(b)         You agree to assist the Company with transition of your responsibilities and to comply with other post-employment requests including assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines your participation to be necessary. You shall not be entitled to additional consideration for providing the cooperation required in the foregoing sentence; however, the Company will reimburse you for pre-approved reasonable expenses (excluding attorneys’ fees), if any, you incur while providing such cooperation.

(c)         On or following the Retirement Date, you will receive: (i) the Accrued Obligations as defined in, and in accordance with the terms set forth in, the Employment Agreement; and (ii) an amount equal to accrued and unused sick leave in excess of 720 hours in accordance with the provisions of the Company’s Employee Handbook.

(d)         Provided you remain employed until the Retirement Date (and have not been earlier terminated for Cause) and, in exchange for your execution and non-revocation of the Release of Claims in the form attached as Exhibit A (the “Release”) on the Retirement Date, which Release must become irrevocable on or before fifteen (15) days following the Retirement Date, and your compliance with the provisions of this Agreement and the Release, the Company will cause, effective as of the date the Release becomes irrevocable  (i) all time-vesting equity awards of the Company that you hold as of your Retirement Date to become fully vested, and (ii) all gold equivalent ounce and total shareholder return performance-vesting equity awards of the Company that you hold as of your Retirement Date to remain eligible to vest based on the attainment of applicable performance criteria through June 30, 2021 and, to the extent such awards vest, to be delivered without proration for service within sixty (60) days of the satisfaction of the applicable performance criteria.  Any performance-vesting equity awards which do not vest pursuant to (ii) shall be forfeited as of June 30, 2021.  You acknowledge and agree that as a result of the foregoing, your outstanding equity awards will be treated as set forth on Exhibit B.

(e)         You acknowledge and agree that you have no right to receive any compensation, payments or benefits from the Company, other than as expressly set forth in Section 1 of this Agreement.

2.          Restrictive Covenants, Reaffirmation.

(a)         You reaffirm your obligations under the following sections of the Employment Agreement, which are incorporated herein by reference and survive the Retirement Date: Section 8 (Ownership and Protection of Intellectual Property and Confidential Information), Section 10 (Severability and Reformation), Section 12(i) (Use of Name, Likeness and Biography), Section 12(k) (Assistance in Litigation), Section 12(n) (Remedies), Section 12(o) (Arbitration), Section 12(q) (Jury Trial Waiver), and Section 12(s) (Non-Disparagement).

(b)         In addition, in consideration of the additional benefits you are provided pursuant to this Agreement, you agree that other than the performance of your responsibilities pursuant to this Agreement carried out in the best interests of the Company, during your employment and for a period of twenty-four (24) months after the date of termination of employment for any reason, whether by you or the Company, you shall restrict your activities as follows:

(i)          You shall not, directly or indirectly, for yourself or others, own, manage, operate, control, be employed by (whether in a board member, executive, managerial, supervisory or other capacity), consult with, assist or otherwise engage or participate in or allow your skill, knowledge, experience or reputation to be used in

January 1, 2020

connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Subject Business (as defined below) within any of the Subject Areas (as defined below); provided,  however, that nothing contained herein shall prohibit you from making passive investments as long as you do not beneficially own more than one percent (1%) of the equity interests of a business enterprise listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market engaged in the Subject Business within any of the Subject Areas.  For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended;

(ii)         Without the prior consent of the Company’s Board of Directors, you shall not, directly or indirectly, for yourself or others, own, manage, operate, control, be employed by (whether in a board member, executive, managerial, supervisory or other capacity), consult with, assist or otherwise engage or participate in or allow your skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise which as of the Retirement Date:

(A)        is a counterparty with the Company or any of its direct or indirect subsidiaries in the Company’s stream or royalty agreements; or

(B)        is actively engaged in discussions with the Company or any of its direct or indirect subsidiaries that reasonably could be expected to lead to a transaction with the Company involving the Subject Business.  For the avoidance of doubt, the potential counterparties contemplated by this subparagraph 2(b)(ii)(B) are identified in Exhibit C attached hereto;

(iii)       You shall not solicit, divert or entice away the business of any current counterparty of the Company or its affiliates, or any prospective counterparty who on the date of termination of your employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, or otherwise disrupt any previously established relationship existing between such person or entity and the Company or its affiliates;

(iv)        You shall not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its affiliates, or who on the Retirement Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, to discontinue or reduce or limit the extent of or refrain from entering into a relationship with the Company or its affiliates; and

(v)         Without the consent of the Company, you shall not make contact with any of the  employees or consultants of the Company or its affiliates with whom you had contact during the course of your employment with the Company for the purpose of soliciting such employee or consultant for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s or consultant’s relationship with the Company or its affiliates.

For purpose of this Agreement, (x) “Subject Areas” mean the continents of North America, Central and South America, Africa, Europe and Australia, and (y) “Subject Business” means the business of creating, financing, acquiring, investing in and managing precious metals royalties, precious metals streams and similar interests involving mineral properties. If your covenants and obligations set forth in this Section 2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, the parties hereto agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

January 1, 2020

(c)         The parties hereto reaffirm their respective obligations pursuant to the Amended and Restated Indemnification Agreement entered into between them dated as of September 1, 2014.

3.          Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

4.          Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and this Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the payments will be made, in a manner consistent with that intent. Your separation from the Company on the Retirement Date is intended to constitute a “separation from service” for purposes of Section 409A.

5.          Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing prior to executing this Agreement, (b) you have carefully read and fully understand all of the provisions of this Agreement, and (c) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled.

6.          Governing Law, Severability, and Forum Selection.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 12(n) and 12(o) of the Employment Agreement, shall be instituted and litigated only in the City and County of Denver, Colorado.

7.          Entire Agreement. This Agreement, the Release and the provisions of the Employment Agreement that have been incorporated herein by reference, constitute and contain the entire agreement and understanding concerning your employment, cessation of employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  The Company may in its sole discretion assign its rights and obligations under this Agreement to any successor entity, and such rights may be enforced by any such successor.

8.          Amendments. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

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January 1, 2020

9.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.  Electronic signatures, and copies of electronic signatures, shall have the force and effect of original signatures.

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this Agreement.

ROYAL GOLD, INC.

By:	/s/ Ronald J. Vance
Name:	Ronald J. Vance
Title:	Chairman, Compensation, Nominating and Governance Committee of the Royal Gold Inc. Board of Directors

Accepted and Agreed to:

/s/ Tony A. Jensen
Tony A. Jensen

EXHIBIT A

RELEASE AGREEMENT

For and in consideration of the payments and other benefits due to Tony Jensen (the “Executive”) pursuant to the Employment Agreement dated as of July 1, 2016, as amended by that First Amendment to Employment Agreement dated December 15, 2017  (the “Employment Agreement”), by and between Royal Gold, Inc., a Delaware corporation (the “Company”) and Executive, the letter agreement dated January 1, 2020 by and between the Company and Executive (the “Retirement Agreement”), and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, in law and in equity, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, and including attorney’s fees, that are based in whole or in part on acts or omissions occurring on or before the date Executive signs this Release and which arise out of, or relate to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties (the “Released Claims”).  The Released Claims include, without limitation, claims arising under:

(i)           Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination and harassment based on race, color, national origin, religion, or sex and retaliation for making a claim of discrimination or harassment based on any such characteristic); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination or harassment based on race or color and retaliation for making a claim of discrimination or harassment based on any such characteristic); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination or harassment based upon disability, retaliation for making a claim of such discrimination or harassment, and the failure to provide a reasonable accommodation for a known disability in response to a request for accommodation); the Age Discrimination in Employment Act (which prohibits discrimination or harassment based on age and retaliation for making a claim of discrimination or harassment under the act); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Colorado Anti-Discrimination Act (which prohibits discrimination or harassment on the basis of age (40 years of age or older), race, creed, color, sex, sexual orientation, gender identity, national origin, religion, ancestry, or physical or mental disability and prohibits retaliation for reporting or making a claim of discrimination or harassment based on any such characteristic); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship;

(ii)          Other employment laws, such as the Federal Worker Adjustment and Retraining Notification Act of 1988 (known as WARN laws, which require that advance notice be given for certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, wage laws, veterans’ reemployment rights laws or laws regulating any other aspect of employment;

(iii)         All federal, state, local, or common law claims alleging that Executive did not receive payment for, or otherwise related to, salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other form of compensation;

(iv)         Other laws of general application, such as any federal, state, local or common laws enforcing express or implied employment or other contracts or covenants; any other federal, state or local or common laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy, breach of the covenant of good faith and fair dealing, and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment or the termination of employment; and

(v)          Any and all other claims related to, or arising out of Executive’s employment with the Company and/or the Affiliated Entities or the termination of that employment.

Executive understands and agrees that by signing this Release Executive is giving up the right to bring any legal claim against the Released Parties concerning, directly or indirectly, Executive’s employment relationship with Company and/or the Affiliates, including Executive’s separation from employment.  Executive has had the opportunity to specifically consult with counsel with respect to the agreements, representations, and declarations set forth in this paragraph.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company and the other Released Parties, to include all actual or potential legal claims that Executive may have against the Released Parties, except as specifically provided otherwise in this Release.  Executive hereby warrants that Executive has no lawsuits, claims or actions pending in Executive’s name or on behalf of any other person or entity, against the Company and/or the Affiliates or any other Released Party.  Executive covenants never to institute any action or other proceeding based in whole or part upon any Released Claim.  Executive represents and warrants that Executive has not sold or otherwise assigned any claim or any portion of any Released Claim to any third party.

Executive has read this Release carefully, acknowledges that Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release.  Executive acknowledges that Executive has been advised by the Company that he should carefully read and fully understand the provision of this Release before signing it, fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven (7) days after signing this Release within which to revoke his agreement by written notice delivered to the Company in accordance with the Employment Agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.  In the event Executive chooses to revoke this Release within seven (7) calendar days after the day Executive signs it, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties to the Release, except in connection with a claim or defense involving the validity or effective rescission of this Release.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; (ii) rights to indemnification Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder.

Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of the Affiliated Entities or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company or any of the Affiliated Entities. Executive also acknowledges that the terms of this Release constitute Proprietary and Confidential Information (as defined in the Employment Agreement).

Notwithstanding anything else in this Release, Executive  may (i) participate in an investigation or proceeding conducted by a federal, state or local government agency (collectively, a "Government Agency") authorized to enforce or administer laws within the Government Agency's jurisdiction, including any laws prohibiting  unlawful conduct,  or to otherwise provide information to or file a charge with such a Government Agency, or (ii) exercise any other right to the extent such right as a matter of law may not be limited by this Release; provided  that this Release does waive any right of Executive to seek, recover or accept any monetary payments or other individual relief connected to any Government Agency proceeding or any other action related to claims that are lawfully released in this Release (other than an award from the Securities and Exchange Commission  in exchange for information, if applicable).  Further, Executive represents that, as of the date he signs this Release, Executive has not initiated and has not and is not participating in an investigation or proceeding conducted by a Government Agency pertaining to the Company.  Executive agrees that in the event Executive receives a subpoena or similar request or demand by any person or entity (including a Government Agency) to give testimony or produce documents pertaining to Employee's employment with the Company, Executive will give prompt written notice of such subpoena, request, or demand to the Company’s Vice President and General Counsel, to allow the Company a reasonable opportunity to, if it elects, first contest the right of the requesting person or entity to such disclosure.

The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. This Release is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

THIS RELEASE MAY NOT BE SIGNED UNTIL THE RETIREMENT DATE, AS THAT TERM IS DEFINED IN THE RETIREMENT AGREEMENT TO WHICH THIS RELEASE IS ATTACHED.

/s/ Tony A. Jensen
Tony A. Jensen

ROYAL GOLD, INC.

By:	/s/ Ronald J. Vance
Name:	Ronald J. Vance
Title:	Chairman, Compensation, Nominating and Governance Committee of the Royal Gold, Inc. Board of Directors